EXHIBIT 99.1

July 25, 2006

NB&T Financial Group, Inc. Announces Series of Restructuring Initiatives

Wilmington, Ohio, July 25: NB&T Financial Group, Inc. (NASDAQ: NBTF), the parent company of The National Bank and Trust Company (the “Bank”), Wilmington, Ohio, today announced two balance sheet initiatives and the sale of a branch, all designed to reduce exposure to interest rate risk and enhance long-term financial performance.

The Bank expects to sell $48 million of securities and use the proceeds of the sale to pay off variable-rate borrowings and to fund the sale of the branch. As of June 30, 2006, the weighted average yield being earned on the securities portfolio was 3.50 percent, and the weighted average rate being paid on the borrowings was 5.01 percent. The sale will result in an after-tax charge of approximately $1.0 million during the third quarter of 2006. The Bank expects its net interest margin will improve by approximately 40 basis points as a result of these actions.

Additionally, the Bank will stop originating indirect automobile loans, effective August 1, 2006. The indirect loan portfolio has approximately 5,800 accounts with $57 million in outstanding balances.

Finally, the Bank has entered into a definitive agreement with Liberty National Bank in Ada, Ohio for the sale of the Bank’s office located in Ada, as well as the Bank’s former branch office building located in Waynesfield, Ohio. As of June 30, 2006, the Ada branch had approximately $20.5 million in deposits and $4.8 million in loan balances. Under the terms of the agreement, Liberty will pay the Bank a premium of 8%, or approximately $1.6 million, on the deposit liabilities of the Ada branch, the book value of the loans booked at the Ada branch, the appraised market value of the Ada branch real property and $80,000 for the real property in Waynesfield. The sale is subject to regulatory approval and other conditions to closing that are customary in branch sale transactions. The Bank expects to close the transaction prior to the end of the third quarter or early in the fourth quarter.

John J. Limbert, President and Chief Executive Officer of the Company and the Bank, stated, “The Company commenced reducing its borrowings in February of this year, and we are continuing that course in order to improve the Company’s interest rate risk profile. We are also announcing that we will be exiting the indirect automobile loan financing business, effective August 1, 2006. After intense review of our various loan portfolio performance metrics, we determined that we would not be able to produce targeted profit levels within this highly competitive loan product. As a result, we will cease purchasing indirect dealer generated loans and allow the portfolio to run-off over an estimated three years.”

Limbert continued, “The sale of our Ada office was a difficult decision due to the loyalty of both the customers and our staff. However, with only one office in Hardin County, we did not believe we were positioned to add significant value to our customer and employee relations. Based on our experience in the market competing against Liberty, aligning these customers and employees with Liberty will provide opportunities for both of these constituencies.”

The National Bank and Trust Company, with assets of $633 million, operates 18 banking offices and an insurance subsidiary, NB&T Insurance Agency, Inc., in Clinton, Clermont, Brown, Warren, Highland and Hardin counties.

Forward-looking Statements

The information in this press release contains forward-looking statements, including certain projections, plans and forecasts of expected future performance that are not historical facts and are subject to a number of risks and uncertainties. Those statements include words such as “will” or “expects.” Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. For a summary of important factors that could affect the matters discussed in NB&T Financial Group’s forward-looking statements, please refer to the “Risk Factors” section of NB&T Financial Group’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 16, 2006, available at the SEC’s Internet site (www.sec.gov). In addition, results could materially differ due to (1) changes in the securities market value; (2) other operational funding requirements; (3) changes in interest rates or the mix of loans and deposits; (4) the timing of repayment by borrowers; (5) whether regulatory approval for the branch sale transaction is obtained; and (6) the timing of regulatory approval and customer notification. NB&T Financial Group undertakes no obligation to update or revise these statements following the date of this release.